Exhibit 11

                          READING & BATES CORPORATION
                               AND SUBSIDIARIES

      COMPUTATION OF EARNINGS PER COMMON SHARE, PRIMARY AND FULLY DILUTED
               (in thousands except share and per share amounts)

                                 THREE MONTHS ENDED      NINE MONTHS ENDED
                                    SEPTEMBER 30,           SEPTEMBER 30,
                               ----------------------   ----------------------
                                  1995        1994         1995        1994
                               ----------  ----------   ----------  ----------
PRIMARY EARNINGS PER SHARE:

Weighted average number of
 common shares outstanding     60,085,177  56,864,290   59,846,582  55,951,631
                               ==========  ==========   ==========  ==========

Net  income (loss)             $    9,100  $   (4,005)  $   11,163  $  (11,534)

  Less dividends paid on
    $1.625 Convertible
    Preferred Stock                (1,212)     (1,214)      (3,642)     (3,644)
                               ----------  ----------   ----------  ----------
Adjusted net income (loss)
  applicable to common
  shares outstanding -
  assuming no dilution         $    7,888  $   (5,219)  $    7,521  $  (15,178)
                               ==========  ==========   ==========  ==========
Net income (loss) per
  common share - assuming
  no dilution                  $      .13  $     (.09)  $      .13  $     (.27)
                               ==========  ==========   ==========  ==========

FULLY DILUTED EARNINGS PER SHARE:

Weighted average number of
  common shares outstanding    60,085,177  56,864,290   59,846,582  55,951,631

Assume conversion of
  securities:
  $1.625 Convertible
    Preferred Stock             8,663,126   8,668,010    8,666,364   8,668,010
  8% Senior Subordinated
    Convertible Debentures        783,686     743,497      783,686     743,497
  8% Convertible Subordinated
    Debentures                     16,661      16,661       16,661      16,661
                               ----------  ----------   ----------  ----------
Adjusted common shares
  outstanding-fully diluted    69,548,650  66,292,458   69,313,293  65,379,799
                               ==========  ==========   ==========  ==========
Adjusted net income
  (loss) applicable to
  common shares outstanding
  -assuming no dilution        $    7,888  $   (5,219)  $    7,521  $  (15,178)
Adjustments:
  Interest on 8% Senior
   Subordinated Convertible
   Debentures                         814         700        2,328       2,003
  Interest on 8% Convertible
    Subordinated Debentures           578         541        1,671       1,563
  Dividends paid on $1.625
    Convertible Preferred
    Stock                           1,212       1,214        3,642       3,644
                               ----------  ----------   ----------  ----------
Adjusted net income (loss)
   applicable to common
   shares outstanding -
   assuming full dilution      $   10,492  $   (2,764)  $   15,162  $   (7,968)
                               ==========  ==========   ==========  ==========
Net income (loss) per common
  share - assuming full
  dilution (antidiluive)       $      .15  $     (.05)  $      .22  $     (.12)
                               ==========  ==========   ==========  ==========